Exhibit 10.1
PAPA JOHN'S INTERNATIONAL, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
Amended and Restated Effective January 1, 2025
1.PURPOSES AND AUTHORITY.
1.1.Purposes. The purposes of the Papa John's International, Inc. Nonqualified Deferred Compensation Plan (the "Plan") of Papa John's International, Inc., a Delaware corporation (the "Company"), are to provide a means for a select group of management or highly compensated key employees and non-employee directors to defer a portion of their compensation or director fees, as applicable, and the income taxation thereof, and to provide flexibility to the Company in attracting and retaining key employees and non-employee directors. This Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). It is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended ("Code Section 409A").
1.2.Combination and Restatement of Plans.
a.The Plan, as set forth herein (the "Restated Plan"), is a combination and continuation of each of (i) the "Papa John's International, Inc. Deferred Compensation Plan," originally effective September 28, 1998 (the "PJI Team Members Plan"), and (ii) the "Papa John's International, Inc. Board of Directors Deferred Compensation Plan," adopted November 6, 2003 (and applicable to compensation earned after December 31, 2003) (the "PJI Directors Plan").
b.The Plan as so combined, is amended and restated in its entirety as set forth herein, and, except as provided in Section 1.3, is effective for deferrals of compensation applicable to Plan Years commencing on and after January 1, 2005. For the period commencing January 1, 2005 and ending December 31, 2008, the combined Plan (and each component part of the combined Plan) has been administered in good faith reliance on guidance published by the Internal Revenue Service.
1.3.Grandfathered Accounts.
a.PJI Team Members Plan. Notwithstanding the combination of Plans as described in Section 1.2, Participant Accounts (defined in Section 4.2 below) in the PJI Team Members Plan representing compensation deferred for the 2004 and earlier Plan Years ("Grandfathered Accounts") shall be held, maintained and administered separately from Participant Accounts credited with compensation deferred for Plan Years commencing on and after January 1, 2005, subject to the following:
1.Grandfathered Accounts (including earnings thereon, whether earned before or after January 1, 2005) shall remain subject to, and be administered in accordance with, the terms and conditions of the PJI Team Members Plan as in effect on October 3, 2004 (incorporated herein by reference), except that, to the extent the terms and conditions of the Restated Plan do not materially enhance an existing benefit or right, or add a new material benefit or right with regard to Grandfathered Accounts as provided in Treasury Regulations §1.409A-6(a)(4)(i), the terms and conditions of the Restated Plan shall apply.
2.the Company shall adopt no amendments to the PJI Team Members Plan that would materially enhance an existing benefit or right, or add a new material benefit or right with regard to Grandfathered Accounts as provided in Treasury Regulations §1.409A-6(a)(4)(i).
b.PJI Directors Plan. Participant Accounts in the PJI Directors Plan (i.e., amounts deferred for the 2004 Plan Year) shall not be treated as Grandfathered Accounts, but shall be subject to the terms and conditions of the Restated Plan. The PJI Directors Plan, as restated in combination with the Restated Plan, brings the PJI Directors Plan into compliance with Code Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and does not enhance an existing benefit or right or add a new material benefit or right to Participant Accounts in the PJI Directors Plan.
2.ADMINISTRATION.
2.1.The Plan Administrator. The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of the Company. For purposes of ERISA, the Committee is the Plan Administrator. Except as provided in Section 2.2, the Committee shall have sole discretion to construe and interpret the Plan and apply its provisions; promulgate, amend and rescind rules and regulations relating to the administration of the Plan; interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument, Election Form or agreement relating to the Plan; and make all determinations which may be necessary or advisable for the administration of the Plan. All such determinations and decisions made pursuant to the provisions of the Plan shall be final, conclusive and binding upon all persons, including the Company, Participants and their Beneficiaries, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious. The Committee's determinations under the Plan need not be uniform and any such determinations may be made selectively among Participants.

2.2Delegation of Administrative Duties. The Committee may appoint an Administrative Committee comprised of the functional head of each of the human resources, finance and legal departments of the Company, or their respective delegates, to carry out its duties (including duties having discretion) under the Plan. Upon appointment, the term "Committee" as used in the Plan shall mean the "Administrative Committee" appointed pursuant to this Section 2.2 (except as to the appointment of the Committee as the Plan Administrator as provided in Section 2.1).
3.ELIGIBILITY AND PARTICIPATION.
3.1.    Eligibility.
a.Team Members.
1.Eligibility: The following employee team members are eligible to participate in the Plan and shall hereinafter be referred to as "Eligible Employees": any team member of the Company (and any affiliate that has been authorized by the Company to participate in the Plan as to its eligible employees) who (i) is part of a select group of management or highly compensated employees within the meaning of ERISA §§ 201(2), 30l(a)(4) and 40l(a)(l), (ii) is at the director level or above, and (iii) has been specifically designated as eligible to participate in writing by the Chief Executive Officer of the Company or by an Officer of the Company authorized by the Chief Executive Officer to make such determinations of eligibility.
2.Loss of Eligibility: An Eligible Employee shall remain an Eligible Employee until such time as he or she is specifically designated as ineligible to participate by the Chief Executive Officer of the Company (or by an Officer of the Company authorized by the Chief Executive Officer to make such determinations of eligibility).
b.Directors. A member of the Board of Directors ("Director") shall be eligible to participate in the Plan with respect to compensation received for services performed as a Director, regardless of whether the Director is also an employee of the Company who receives compensation with respect to services performed as an employee. A Director who is not a common law employee of the Company shall be referred to as a "Non-employee Director." Terms and conditions specific to compensation received with respect to services performed as a Director are included in Exhibit A attached, and to the extent consistent with said Exhibit A, the term "Eligible Employee" shall include and apply to Non-employee Directors and employed Directors who receive compensation with respect to services performed as a Director.

3.2. Participation. An Eligible Employee may become a participant in the Plan ("Participant") by filing an Election Form in accordance with the provisions of Section 4.1. Effective as of January 1, 2025, a Participant who is no longer an Eligible Employee shall not be permitted to submit an Election Form and all deferrals of such Participant shall cease as of the end of the Plan Year in which such Participant is determined to no longer be an Eligible Employee. A Participant shall remain a Participant with respect to amounts deferred until such time as the Participant has received all payments to which the Participant is entitled under the terms of the Plan.
4.DEFERRAL ELECTIONS.
4.1.Making of Election.
a.Except as otherwise provided in this Section 4, each Eligible Employee may submit a separate agreement in the manner and on the form (an "Election Form") prescribed by the Committee, to participate in the Plan and make an election to defer payment of all or any part of the Total Compensation (defined below) which would otherwise be paid to such Eligible Employee by the Company for services rendered with respect to a Plan Year. A deferral election must be made separately for each Plan Year, and must specify the time and form of payment as set forth in Section 9. Any such deferral election cannot be revoked, terminated or otherwise amended or modified after the beginning of the Plan Year or other applicable period with respect to which it applies, except as otherwise specifically provided in this Plan and in compliance with Code Section 409A.
b.For purposes of this Section 4, the term "Total Compensation" means an Eligible Employee's base salary, non-annual incentive compensation, annual incentive bonuses, commissions paid with respect to a Plan Year, and such other types of compensation as may be designated by Committee from time to time.
c.An election shall be subject to the following limitations and shall be effective as follows:
(l)    Deferral of salary, non-annual cash incentive compensation, and commissions. The maximum allowable deferral of salary and commissions for a Plan Year is one hundred percent (100%) of salary, non-annual cash incentive compensation, and commissions earned with respect to such Plan Year. If an election is made and filed on or before the last day of a Plan Year, such election shall be effective for the next following Plan Year. An election to defer annual incentive bonuses or other incentive compensation that does not qualify as Performance-based Compensation (defined in Section 4.1(c)(2)), e.g., non-annual incentive compensation, must likewise be made and filed on or before the last day of a Plan Year to be effective as of the first pay period beginning on or after January 1 of the next following Plan Year.
(2)    Deferral of Performance-based Compensation. The maximum allowable deferral of Performance-based Compensation (defined below) for a Plan Year is one hundred percent (100%) of the amount of Performance-based Compensation earned with respect to such Plan Year. If an election to defer such Performance-based Compensation is made and filed no later than six (6) months before the end of an applicable Plan Year, and before the compensation payable under the Performance-based Compensation becomes "readily ascertainable" as determined in accordance with Code Section 409A, such election shall be effective for Performance-based Compensation earned with respect to such Plan Year. "Performance-based Compensation" means compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months and that otherwise satisfies the requirements for "performance-based compensation" as determined under Code §409A. Organizational or individual performance criteria are considered pre-established if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. The term Performance-based Compensation shall be interpreted within the meaning of regulations and guidance promulgated under Code Section 409A.
d.In the case of a newly hired Eligible Employee or an employee who newly becomes an Eligible Employee after the first day of a Plan Year (a "Newly Eligible Employee) and such employee is not eligible to participate in any other similar account balance arrangement subject to Code Section 409A that is maintained by the Company, (i) if the Newly Eligible Employee makes an election with respect to salary within 30 days of the date of becoming a Newly Eligible Employee, the election shall apply to salary earned during the remainder of the Plan Year after such election is made; and (ii) if the Newly Eligible Employee makes an election with respect to a bonus within 30 days of the date of becoming a Newly Eligible Employees and before October 1 of such Plan Year, the election shall apply with respect to the bonus earned after the Newly Eligible Employee makes such election.
e.Notwithstanding the foregoing provisions of this Section 4.1, no deferral election may reduce a Participant's compensation from the Company to an amount less than the sum of (i) the applicable employment taxes payable by the Participant with respect to the amount deferred, (ii) withholding from compensation required under the Company's other benefit plans, and (iii) the income taxes which the Company is required to withhold on the Participant's taxable compensation.
4.2.    Participant Accounts. A bookkeeping account shall be established for each Participant (a "Participant Account"). Deferred compensation shall be credited to a

Participant's Participant Account as of the last day of the week in which such compensation would otherwise be payable to the Participant. A Participant Account shall be credited or debited, as applicable, with the net notional investment return or loss of the deemed investment of the amount in the Participant Account in accordance with the provisions of Section 8.3, and shall be debited for all payments made to the Participant or the Participant's Beneficiaries. If a Participant elects to receive the payout of his or her Participant Account other than in a lump sum, the Participant's Account may be debited with the additional cost incurred by the Company as a result of such election as determined by the Company in its sole discretion. If the Company, in its sole discretion, makes Discretionary Contributions (described in Section 7.1) on behalf of any Participant in accordance with the provisions of Section 8.1, the applicable Participant Account shall be credited with such Discretionary Contributions.
5.INTENTIONALLY OMITTED.
6.INTENTIONALLY OMITTED.
7.DISCRETIONARY CONTRIBUTIONS.
7.1.Discretionary Contributions. The Company, in its sole and absolute discretion, may make discretionary contributions (the "Discretionary Contributions") to the Participant Account of one or more Participants. Except with respect to vesting, Discretionary Contributions shall be treated in the same manner as a Participant's elective deferrals. All Discretionary Contributions shall be deemed invested in the same manner as the balance of the Participant's Participant Account is invested unless the Participant elects otherwise by written notice to the Committee given in the manner provided in Section 8.2.
7.2.Vesting. If the Company makes Discretionary Contributions with respect to any Participant or Participants in accordance with Section 7.1, the Committee shall determine, at the time of the making of such Discretionary Contributions, the manner in which such Discretionary Contributions, together with the net earnings resulting from the deemed investment of such Discretionary Contributions, shall vest. Vesting may be based upon years of service, obtaining of performance criteria or any other method that the Committee shall determine, within its sole discretion.
8.DEEMED INVESTMENTS.
8.1.Investment Alternatives.

a.Specified Investments. The Company, from time to time, shall determine the investments which the Participants may select to have the amounts in their Participant Accounts deemed invested, including without limitation, notional Company stock as described in ("Investment Alternatives"). The Company shall have the right to change the Investment Alternatives in its sole discretion.
b.Company "Notional" Stock. The Company may provide a Participant the right to invest some part or all of his or her Participant Account in notional Company stock (a "Stock Account"). The value of such notional stock shall be the market closing price of shares of common stock of the Company traded on the NASDAQ exchange on the date of allocation, as determined in Section 8.2. Once allocated to the Participant Account, notional Company stock may not thereafter be invested in any other Investment Alternative, and shall continue to be so invested until an applicable distribution event. In the event of any change in the outstanding stock of the Company by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Committee may make equitable adjustments in the number of notional shares then held in a Participant's Account.
8.2.Selection of Investment Alternatives.
a.    Participants, at the time a deferral election is made under this Plan, shall specify on the Election Form the Investment Alternatives in which the amounts subject to such deferral election are to be invested. Participants may elect to have all of the amount subject to a deferral election deemed invested in one Investment Alternative or in multiple Investment Alternatives. All selections of Investment Alternatives shall be in whole percentages. Except as provided in Section 8.1(b), the Investment Alternatives selected may be changed by the Participant from time to time, as authorized by the Committee.
b.    If an Investment Alternative selection is not made at the time of a deferral election, or such selection is otherwise ineffective, affected deferrals will be credited with a rate of return equivalent to the Money Market Fund.
8.3. Notional Earnings on Deemed Investments. The notional earnings on a Participant's deemed investments will be credited to the Participant's Accounts as earned. If a Participant changes the Investment Alternatives in which any amount in their Participant Account is deemed invested, such change will be treated as a deemed sale of the former Investment Alternative and the notional profit or loss resulting therefrom, debited or credited to the Participant Account as of the effective date of the deemed sale.
9.PAYMENT OF PARTICIPANT ACCOUNTS.

9.1.Limitation on Payment of Participant Accounts. No payment may be made from any Participant Account except as provided in this Section 9.
9.2.Payment Upon Separation from Service.
a.Definition of "Separation from Service". Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, the term "Separation from Service" means the date on which a Participant retires, dies or otherwise incurs a termination of employment with the Company; provided that military leave, sick leave or other bona fide leave of absence that does not exceed six (6) months (or if longer, so long as the individual remains employed under Company policy or retains a right to reemployment with the Company under an applicable statute or by contract) shall not be treated as a Separation from Service. If the period of leave exceeds six (6) months and the individual does not remain employed under Company policy or retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six month period. Notwithstanding the foregoing, where a leave is due to a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for at least six (6) continuous months, and such impairment causes the individual to be unable to perform his or her regular (or similar) employment duties, a twenty-nine (29) month period of absence is substituted for such six (6) month period. For the avoidance of doubt, the definition of "separation from service" is intended to be interpreted in a manner consistent with the definition set forth in Code §409A. Upon a sale or other disposition of the assets of the Company to an unrelated purchaser, the Administrative Committee reserves the right, to the extent permitted by Code Section 409A to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.
b.Form of Payment.
1.Lump Sum Payment. A Participant may elect to have amounts subject to a deferral election paid in a lump sum due to a Separation from Service as of: (i) the end of the calendar quarter in which the Participant incurs the Separation from Service (and no later than sixty (60) days thereafter), or (ii) as of the first day of any Plan Year occurring up to five (5) years after Separation from Service.

2.Installment Payments. A Participant may elect to have amounts subject to a deferral election paid in quarterly installments for a period of five (5), ten (10) or fifteen (15) years due to a Separation from Service. A Participant may elect for the first installment to commence as of the first day of any calendar quarter occurring up to five (5) years after Separation from Service. If a Participant dies prior to receiving all of the installments to which the Participant is entitled, the remaining installments shall be paid to the Participant's Beneficiary. Notwithstanding the foregoing, if the balance of post-2004 deferrals credited to Participant's Account is less than fifty-thousand dollars ($50,000) at the time installment payments are scheduled to commence, the Participant's post-2004 Account balance shall be paid instead in a lump-sum at such time.
c.    Specified Employees. Notwithstanding any provision of the Plan to the contrary, in the case of a Participant who is a key employee (as defined in Code §416(i) without regard to paragraph (5) thereof), and who becomes entitled to a distribution as a result of a separation from service, distribution may not be made or commence earlier than the date which is six (6) months after the date of separation from service (or, if earlier, the date of death of the Participant).
9.3.Scheduled In-Service Distributions. A Participant may elect to receive a lump sum distribution of all or a portion of the vested amount in the Participant's Account with respect to any annual deferral election by specifying the amount thereof subject to distribution on the corresponding Election Form, which date must be at least three (3) years after the last day of the year of deferral (a "Scheduled Distribution"). If a Participant has made an election pursuant to this Section 9.3 and incurs a Separation from Service prior to the Scheduled Distribution date, the Scheduled Distribution shall be disregarded and distribution shall be made to the Participant or the Participant's Beneficiary within sixty (60) days following the end of the calendar quarter in which the Participant incurs the Separation from Service.
9.4.Withdrawals Due to an Unforeseeable Emergency.
a.In the event of an Unforeseeable Emergency (defined below) a Participant (or if applicable a Beneficiary) may request a distribution of some or all of the amount credited to the Participant's Account, determined as of the end of the month prior to such request.
b.The Committee shall decide, in its sole and absolute discretion, whether and to the extent a distribution shall be made pursuant to the provisions of this Section 9.4, provided that a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant's assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. Distributions because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include an amount necessary to pay taxes reasonably anticipated to result from the distribution). To the extent a Participant has a deferral election in effect at the time the Committee approves a request for a distribution under this Section 9.4, such election shall be cancelled effective the date of approval.
c.For purposes of this Section 9.4, the term "Unforeseeable Emergency'' means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, the Participant's Beneficiary, or the Participant's dependent (as defined in Code Section152, without regard to Sectionsl52(b)(l), (b)(2) and (d)(l)(B)), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
9.5.Subsequent Distribution Election Change. A Participant may change a distribution election with respect to one or more or all deferral elections at any time to the extent permitted and in accordance with the requirements of Code Section 409A; provided that: (i) no change in an election shall take effect earlier than twelve (12) months from the date of the change election, (ii) no change in the election may be made less than twelve (12) months prior to the date of the first scheduled payment of the original distribution election, and (iii) with respect to a payment that is not the result of death, Disability (defined in Section 14.6 below) or Unforeseeable Emergency the first payment with respect to which such change in the election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made under the prior election. Any change of a prior distribution election which does not meet the foregoing requirements shall be disregarded. Once a Participant Account begins distribution, no such changes to distributions shall be permitted.
10.DESIGNATION OF BENEFICIARY.
10.1. Designation of Beneficiary. A Participant shall be entitled to designate a beneficiary or beneficiaries to receive the payments of the amount in the Participant's Participant Account in the case of the Participant's death ("Beneficiary"). Such designation shall be made on a form prescribed by the Plan Administrator and may include a designation of a contingent Beneficiary or Beneficiaries. The Participant may from time to time, change such designation of Beneficiary or Beneficiaries by amending his or her previous designation in a form prescribed by the Plan Administrator e. Notice of the designation shall be given in writing by the Participant to the Committee and the trustee of the Rabbi Trust (as hereinafter defined). If no Beneficiary is validly designated or if the Beneficiary does not survive the Participant (or is otherwise unavailable to receive payment), the Beneficiary shall be deemed to be the Participant's estate. If a Beneficiary who is receiving benefits dies, all benefits that were payable to such Beneficiary shall then be payable to the estate of that Beneficiary.
10.2. Lost Beneficiary. All Participants and Beneficiaries shall have the obligation to keep the Plan Administrator informed of their current address until such time as all benefits due have been paid. If a Participant or Beneficiary cannot be located by the Plan Administrator exercising due diligence, then, in its sole discretion, the Plan Administrator may presume that the Participant or Beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or Beneficiary shall be paid accordingly or, if a Beneficiary cannot be so located, then such amounts may be forfeited. Any such presumption of death shall be final, conclusive and binding on all parties.
11.RABBI TRUST.
11.1.Rabbi Trust. All amounts deferred by a Participant shall be contributed by the Company at least monthly to a trust ("Rabbi Trust") of which the Company will be considered the owner for Federal income tax purposes. The assets of the Rabbi Trust shall be subject to the claims of the Company's creditors. The Rabbi Trust will be established to provide a source of funds to enable the Company to make payments to the Participants and their Beneficiaries pursuant to the terms of the Plan. Payments to which Participants are entitled under the terms of the Plan shall be paid out of the Rabbi Trust to the extent of the assets therein.
12.PLAN YEAR.
12.1.Plan Year. The fiscal year of the Plan (the "Plan Year") shall be the calendar year.
13.WITHHOLDING.
13.1.Withholding. The Company shall withhold from all amounts otherwise payable to a Participant or Beneficiary hereunder such amount as the Company is required by law to withhold with respect to such payments.
14.CLAIMS ADMINISTRATION.

14.1    General. If a Participant, Beneficiary or his or her representative is denied all or a portion of an expected Plan benefit for any reason and the Participant, Beneficiary or his or her representative desires to dispute the decision of the Plan Administrator, he or she must file a written notification of his or her claim with the Plan Administrator.
14.2    Claims Procedure. Upon receipt of any written claim for benefits, the Plan Administrator shall be notified and shall give due consideration to the claim presented. If any Participant or Beneficiary claims to be entitled to benefits under the Plan and the Plan Administrator determines that the claim should be denied in whole or in part, the Plan Administrator shall, in writing, notify such claimant within ninety (90) days of receipt of the claim that the claim has been denied. The Plan Administrator may extend the period of time for making a determination with respect to any claim for a period of up to ninety (90) days, provided that the Plan Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. Notwithstanding the forgoing, if the claim relates to a Disability determination the decision shall be rendered within forty-five (45) days which may be extended up to an additional thirty (30) days if due to matters beyond the control of the Plan, the Plan Administrator needs additional time to process a claim, which may be further extended up to an additional thirty (30) days if due to matters beyond the control of the Plan, the Plan Administrator needs additional time to process a claim. If the claim is denied to any extent by the Plan Administrator, the Plan Administrator shall furnish the claimant with a written notice setting forth:
a.the specific reason or reasons for denial of the claim;
b.a specific reference to the Plan provisions on which the denial is based;
c.a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;
d.an explanation of the provisions of this Section;

e.a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits, and whether a document, record, or other information is relevant to a claim for benefits shall be determined by Department of Labor Regulation Section 2560.503-1(m)(8);

f.a statement of the claimant's right to bring a civil action under ERISA §502(a) following an adverse benefit determination on review, and a description of any time limit that applies under the Plan for bringing such an action;

g.in addition, with respect to a claim that related to Disability benefits:

(1)    a discussion of the decision, including an explanation or basis for disagreeing with or not following: (A) the views presented by the claimant of health care professionals treating the claimant and vocational professionals who evaluated the claimant; (B) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant's adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (C) a disability determination regarding the claimant presented by the claimant made by the Social Security Administration;
(2)    if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant's medical circumstances, or a statement that such explanation will be provided free of charge upon request; and
(3)    either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist.

14.3    Right of Appeal. A claimant who has a claim denied wholly or partially under Section 14.2 may appeal to the Plan Administrator for reconsideration of that claim. A request for reconsideration under this Section must be filed by written notice within sixty (60) days (one-hundred and eighty (180) days in the case of a Disability claim) after receipt by the claimant of the notice of denial under Section 14.2.

14.4    Review of Appeal. Upon receipt of an appeal the Plan Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Plan Administrator feels such a hearing is necessary. In preparing for this appeal the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal the Plan Administrator shall issue a written decision which shall be binding on all parties. The decision shall specifically state its reasons and pertinent Plan provisions on which it relies and the other content requirements of Section 14.2. The Plan Administrator's decision shall be issued within sixty (60) days (forty-five (45) days in the case of a Disability claim) after the appeal is filed, except that the Plan Administrator may extend the period of time for making a determination with respect to any claim for a period of up to sixty (60) days or forty-five (45) days in the case of a Disability claim, provided that the Plan Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial sixty (60) day period or forty-five (45) days in the case of a Disability claim, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision.
14.5    Designation. The Plan Administrator may designate any other person of its choosing to make any determination otherwise required under this Section. Any person so designated shall have the same authority and discretion granted to the Plan Administrator hereunder.
14.6    Failure to Follow Disability Claims Procedures In the case of a claim for Disability benefits, if the Plan fails to strictly adhere to all the requirements of this claims procedure with respect to a Disability claim, the claimant is deemed to have exhausted the administrative remedies available under the Plan, and shall be entitled to pursue any available remedies under ERISA Section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim, except where the violation was: (i) de minimis; (ii) non-prejudicial; (iii) attributable to good cause or matters beyond the Plan's control; (iv) in the context of an ongoing good-faith exchange of information; and (v) not reflective of a pattern or practice of noncompliance. The claimant may request a written explanation of the violation from the Plan, and the Plan must provide such explanation within ten (10) days, including a specific description of its basis, if any, for asserting that the violation should not cause the administrative remedies to be deemed exhausted. If a court rejects the claimant's request for immediate review on the basis that the Plan met the standards for the exception, the claim shall be considered as re-filed on appeal upon the Plan's receipt of the decision of the court. Within a reasonable time after the receipt of the decision, the Plan shall provide the claimant with notice of the resubmission. For purposes of the Plan, a Participant shall be considered to have incurred a Disability if: (1) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company; or (iii) determined to be totally disabled by the Social Security Administration.
15.MISCELLANEOUS.

15.1.Assignability. Any amounts to which a Participant or his or her Beneficiary may become entitled under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, garnishment by creditors or encumbrance, and any attempt to do so is void. Amounts credited to a Participant Account are not subject to attachment or legal process for the debts, contracts, liabilities, engagements or torts of the Participant or his or her Beneficiary.
15.2.Amendment or Termination. The Plan may be amended, modified or terminated by the Board (or its delegate) at any time or from time to time. No amendment, modification or termination shall, without the consent of a Participant, adversely affect such Participant's existing rights under the Plan.
15.3.Change in Ownership or Effective Control. The Company shall consider all available options available under IRC §409A(a)(2)(A)(v) and regulations promulgated thereunder in the event of a change in control event (as defined in IRC Reg. § l.409A-3(i)(5)(i)), without obligation to amend, terminate or otherwise modify the Plan based thereon.
15.4.Continued Employment. Nothing in the Plan, nor any action taken under the Plan, shall be construed as giving any Participant a right to continue as an employee of the Company.
15.5.Participant's Rights Unsecured. The Plan is unfunded. The right of any Participant to receive payment of deferred amounts under the provisions of the Plan shall be an unsecured claim against the general assets of the Company. The maintenance of individual Participant Accounts is for bookkeeping purposes only. The Company is not obligated to acquire or set aside any particular assets for the discharge of its obligations, nor shall any Participant have any property rights in any particular assets held by the Company, whether or not held for the purpose of funding the Company's obligations hereunder.
15.6.Offsets. Amounts otherwise payable under the Plan to the Participant and the Participant's Beneficiaries may be offset by amounts owed to the Company by the Participant if the debts were incurred in the ordinary course of the service relationship between the Company and the Participant, the entire offset in any year does not exceed $5,000, and the offset is taken at the same time and in the same amount as the debt would have been due and collected from the Participant.

15.7.Clawback. Amounts paid, earned, or vested under the Plan will be subject to a clawback to the extent necessary to comply with applicable law and to the terms of any compensation recovery policy or policies that may be established by the Company as may be amended from time to time.
15.8.Limitation of Actions. No lawsuit with respect to any benefit payable or other matter arising out of or relating to the Plan may be brought before exhaustion of the claims procedures referred to in Section 14 and any lawsuit must be filed no later than twelve (12) months after the claim is finally denied, or twelve (12) months after the event(s) giving rise to the claim occurred if earlier, or be forever barred.
15.9.General Limitation of Liability. Subject to applicable laws, the Company's Articles of Incorporation and Bylaws as in effect from time to time, the Plan Administrator, the Administrative Committee, each employee, officer, director, delegate, and agent of the Company, and all persons formerly serving in such capacities shall not be liable for any actions arising in connection with the exercise of their duties and responsibilities with respect to the Plan unless such liability is due to that person's own willful misconduct.
15.10.Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for the deferral of income taxation under Code Section 409A. It is intended that the provisions of the Plan comply with Code Section 409A and all provisions of the Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Nothing in the Plan shall be construed as a guarantee of any particular tax treatment to Participant. Participant shall be solely responsible for the tax consequences with respect to all amounts payable under this Plan, and in no event shall the Company have any responsibility or liability if this Plan does not meet any applicable requirements of Code Section 409A.
15.11.Governing Law. To the extent not preempted by ERISA, the Plan shall be governed by, and construed in accordance with the laws of the State of Delaware without regard to its conf1ict of law rules.
15.12. ERISA. It is intended that the Plan be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company. As such, the Plan is intended to be exempt from otherwise applicable provisions of Title I of ERISA, and any ambiguities in construction shall be resolved in favor of interpretation which will effectuate such intentions.

IN WITNESS WHEREOF, the Company has caused the Plan, as Amended and Restated, to be executed this 1st day of November, 2024.

PAPA JOHN'S INTERNATIONAL, INC.

/s/ Elias Reyna

By: Elias Reyna

Title: Chief People & Diversity Officer

PAPA JOHN'S INTERNATIONAL, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
Amended and Restated Effective January 1, 2025

EXHIBIT A

Non-employee Directors

1.DUAL STATUS-- INDIVIDUALS PROVIDING SERVICES AS AN EMPLOYEE AND AS A MEMBER OF THE BOARD OF DIRECTORS.
1.1.Non-aggregation. Deferrals of compensation with respect to services performed as a Director are not aggregated with deferrals of compensation with respect to services performed as an employee by a Director who also provides services as an employee. A separate account shall be maintained for amounts deferred with respect to compensation earned as a Director and compensation earned with respect to services performed as an employee.
1.2.Arrangements substantially similar. Except for provisions in the Plan defining compensation that may be deferred and the occurrence of a Separation from Service, the provisions of the Plan are substantially similar with respect to Eligible Employees who are non-employee Directors and Directors who receive compensation for services provided as an employee.
2.COMPENSATION.
2.1."Total Compensation" Defined. The term "Total Compensation" (as defined in Plan Section 4.1 (b)) means, with respect to services performed as a Director (whether or not simultaneously providing services to the Company and receiving compensation as an employee), the total amount of annual retainer, service fees and any other compensation paid with respect to services performed as a Director for a Plan Year.
3.SEPARATION FROM SERVICE
3.1.Service as a Director. If a Director provides services both as an employee of the Company and as a member of the Board of Directors, services provided as a Director are not taken into account in determining whether the individual has a Separation from Service with respect to services performed as an employee.

3.2.Service as an Employee. If a Director provides services both as an employee of the Company and as a member of the Board of Directors, services provided as an employee are not taken into account in determining whether the individual has a Separation from Service with respect to services performed as a Director.
4.CONSTRUCTION
The definitions, terms and other words and conditions of this Plan, including without limitation this Exhibit A, are for the sole purpose of expressing the terms and conditions of the Plan, and to guide its operation and administration. Nothing in the Plan, nor any action taken under the Plan, shall be construed as granting a Participant any employment right, or any other right or benefit under any other plan or program of the Company.

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EXHIBIT B

Company Stock Unit Account

Effective January 1, 20l0, notional Company stock credited to a Participant's Stock Account pursuant to Section 8. l (b) of the Plan shall be governed by reference to this Exhibit B. Any provision, term or condition of the Plan, or the interpretation of such, that is contrary to or inconsistent with the terms and conditions of this Exhibit B shall be disregarded.
1.Application and Purpose. This Exhibit B shall apply exclusively to (i) the balance of the Stock Account of each Participant as of December 31, 2009, and (ii) compensation or awards deferred with respect to the 2010 and future Plan Years. Its purpose is to establish rules for the distribution and settlement of notional Company stock credited to Participant accounts pursuant to Section 8.1(b) of the Plan satisfactory to the requirements of EITF 97-14 as promulgated by the Financial Accounting Standards Board, as it may be revised, amended or superseded.
2.Definitions. The following terms shall be defined as:
(a)Company Stock. Common stock of the Company as traded on the NASDAQ Global Select Market.
(b)Company Stock Unit. The unfunded right to receive one share of Company Stock at a future date. Company Stock Units do not have voting rights. A Company Stock Unit is expressed as "notional Company stock" in Section 8.1(b) of the Plan.
(c)Company Stock Unit Account. A Company Stock Unit Account is a separate account established for a Participant to which Company Stock Units are credited. The Company Stock Unit Account is expressed as a "Stock Account" in Section 8.l(b) of the Plan.
3.Allocation of Company Stock Units to Participants' Company Stock Unit Accounts. The number of Company Stock Units allocated to a participant's Company Stock Unit Account upon deferral of compensation shall be determined based on the market closing price of a share of Company Stock on the NASDAQ Global Select Market on the date of allocation, or such other closing price as is permissible under NASDAQ rules.
4.Distribution/Settlement of Company Stock Account. The sole medium of distribution of a Participant's Company Stock Unit Account shall be shares of Company Stock (with cash for fractional shares), irrespective of the form of payment (i.e., whether as a lump-sum distribution or in installments).
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